Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE RETIREMENT OF THE MANAGING TRUSTEE
AND THE NAMING OF HIS SUCCESSOR

Keene, N.H. March 14, 2023 - Mr. Robert P. Adelman, the Managing Trustee of North European Oil Royalty Trust (the "Trust") (Symbol: NRT), has advised the Trustees that he has decided to retire from his position of Managing Trustee as of March 13, 2023 and as an active Trustee as of the end of the current fiscal quarter of the Trust, April 30, 2023.

The remaining Trustees named Ms. Nancy J. Floyd Prue, a Trustee since March 15, 2018, to fill the role of Managing Trustee beginning on March 14, 2023. Ms. Floyd Prue has been a member of the Trust's Board of Trustees since March 2018. Ms. Floyd Prue has over 40 years of investment experience including 35 years with Adams Funds. During her tenure with Adams Funds, Ms. Floyd Prue served as President of Adams Natural Resources Fund and as a portfolio manager focusing on the oil and gas industry. As a result of serving in these roles and serving as a member of our Audit Committee, Ms. Floyd Prue has accumulated significant leadership and financial reporting experience as well as extensive knowledge of the energy industry. Ms. Floyd Prue is currently a director and treasurer of the Keswick Multi-Care Board and is member of the Board of Directors of the Keswick Foundation. Ms. Floyd Prue is a former President and a director of the National Association of Petroleum Investment Analysts.

In reporting the resignation and appointment, John R. Van Kirk, the Trust's Managing Director, said, "The Trustees accepted the resignation with regret, recognizing the long years of leadership which Mr. Adelman had provided to the Trust for the benefit of its owners. His familiarity with the origins of the royalty rights held by the Trust and his conduct of negotiations concerning those rights made him uniquely qualified for the position of Managing Trustee. He filled the position with expertise and diligence."

For further information, contact Mr. John R. Van Kirk, Managing Director, at (732) 741-4008, or via e-mail at jvankirk@neort.com. Website: www.neort.com.